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                                                                    EXHIBIT 23.2

     WHEN THE STOCK SPLIT REFERRED TO IN NOTE 17 TO THE CONSOLIDATED FINANCIAL STATEMENTS BECOMES EFFECTIVE, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING CONSENT AND REPORT ON SCHEDULE.

                                            /S/  KPMG PEAT MARWICK LLP

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors and
Shareholders of The Providence
Journal Company:

     The audits referred to in our report dated February 16, 1996, except for notes 2, 13 and 17 which are dated March 4, 1996, February 27, 1996 and
                    , 1996, respectively, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This report contains an explanatory paragraph that states that the Company completed the Merger and related transactions with Continental Cablevision, Inc. and the Kelso Buyout on October 5, 1995 which resulted in the disposal of the Company's cable operations, and the acquisition of the Company's joint venture partner's interest in King Holding Corp. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, based on our audits and the reports of other auditors, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Providence, Rhode Island

May 31, 1996